CERTIFICATE OF SOLE SHAREHOLDER


                  O'Shaughnessy Capital Management, Inc., the holder of 10,000 shares of common stock, par value $0.0001 per share, of O'Shaughnessy Funds, Inc., a Maryland corporation (the "Fund") representing 2,500 shares of each of the following series of the Fund:

                  1.  O'Shaughnessy Cornerstone Value Fund
                  2.  O'Shaughnessy Cornerstone Growth Fund
                  3.  O'Shaughnessy Aggressive Growth Fund
                  4.  O'Shaughnessy Dogs of the Market(TM) Fund,

 does hereby confirm to the Fund its representation that it purchased such shares for investment purposes, with no present intention of redeeming or reselling any portion thereof, and does further agree that if it redeems any portion of such shares prior to the amortization of the Fund's organizational expenses, the proceeds thereof will be reduced by the proportionate amount of the unamortized organizational expenses which the number of shares being redeemed bears to the number of shares initially purchased.



                                      O'SHAUGHNESSY CAPITAL MANAGEMENT, INC.


                                            By:   /s/ James P. O'Shaughenssy
                                                   --------------------------
                                                      James P. O'Shaughnessy
                                                      President

Dated:   October 3, 1996